                                                                     EXHIBIT 2.2

          FIRST AMENDMENT AND WAIVER TO THE ASSET PURCHASE AGREEMENT
          ----------------------------------------------------------


     THIS FIRST AMENDMENT AND WAIVER ("First Amendment"), dated as of November 7, 1996, by and among FoxMeyer Health Corporation, a Delaware corporation, FoxMeyer Corporation, a Delaware corporation, FoxMeyer Drug Company, a Delaware corporation, Healthcare Transportation System, Inc., a Delaware corporation, FoxMeyer Software, Inc., a Delaware corporation, FoxMeyer Funding, Inc., a Delaware corporation, Health Mart, Inc., a Colorado corporation, Merchandise Coordinator Services Corporation, a Delaware corporation d/b/a FoxMeyer Trading Company, and McKesson Corporation, a Delaware corporation.

                                   RECITALS
                                   --------

     A. The Fox Parties and Purchaser have entered into an Asset Purchase Agreement dated as of October 3, 1996 (the "Agreement").

     B. Capitalized terms used herein and not defined shall have the respective meanings ascribed to such terms in the Agreement.

     C. The Fox Parties and Purchaser have agreed to amend the Agreement and to waive compliance with certain provisions thereof as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Fox Parties and Purchaser hereby agree as follows:

     1. Section 1.1 of the Agreement shall be amended to include the following defined terms where such defined terms would appear in correct alphabetical order:

          "Accommodation Fee" means the accommodation fee that Purchaser has
           -----------------
     agreed to pay to GECC, pursuant to the Participation Agreement, dated as of October 8, 1996, between GECC and Purchaser, if GECC agreed to accept the McKesson Note in partial satisfaction of the outstanding Obligations under and as defined in the GECC Credit Agreement upon the Closing.

          "Chase" means The Chase Manhattan Bank.
           -----

          "Chase Commitment" means the commitment dated October 25, 1996 of
           ----------------
     Chase to purchase GECC's right to receive the McKesson Note and the Accommodation Fee contemporaneously with the Closing.

          "CGSFC" means California Golden State Finance Company, a California
           -----
     corporation and a wholly owned subsidiary of Purchaser.

          "First Amendment" means that certain First Amendment and Waiver to
           ---------------
     Asset Purchase Agreement dated as of November 7, 1996, by and among McKesson and the Fox Parties.

          "Inventory Accommodation" has the meaning ascribed to such term in the
           -----------------------
     Second Amendment to the GECC Credit Agreement dated as of October 8, 1996.

          "MCPI" means McKesson Corporate Properties, Inc., a California
           ----
     corporation and a wholly owned subsidiary of Purchaser.

          "Post Closing Chargeback Receipts" means any cash received by or
           --------------------------------
     credit memoranda or notes issued to the Debtor Subsidiaries or Purchaser after the Closing Date in respect of Post Petition Chargebacks other than Transferred Chargebacks.

          "Post Petition Chargebacks" means all Chargebacks arising from sales
           -------------------------
     of inventory by the Sellers from and after the Petition Date through the Closing Date.

          "trade vendor claim" means any claim against the Debtor Subsidiaries
           ------------------
     held or otherwise possessed by a trade vendor, including any claim described on Schedule A to this First Amendment, but excluding any claim relating to a Contract assumed and assigned to Purchaser pursuant to the 365 Order.

          "trade vendors" means, collectively, all providers of goods and
           -------------
     services to the Debtor Subsidiaries, or any other Person that holds or otherwise possesses a trade vendor claim.

          "Transferred Chargebacks" means all Chargebacks arising from the sales
           -----------------------
     of Inventory acquired by Purchaser hereunder.

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

     2. Section 1.1 of the Agreement shall be further amended by deleting in its entirety (i) the defined term "EBTDA" and (ii) clause (b) of the definition of "Material Adverse Change".

     3. Section 1.1 of the Agreement shall be further amended by amending the definition of "Chargebacks" therein by deleting the word "to" appearing in the third line of such definition and replacing it with the word "of".

     4. Clause (a) (iv) of Section 2.2 of the Agreement shall be deleted in its entirety.

     5. Paragraph (b) of Section 2.2 of the Agreement shall be deleted and replaced in its entirety as follows:

          (b) In addition to the payments provided for in Section 2.2(a) hereof, at the Closing Purchaser shall pay to Sellers $20 million in cash. The first $20 million of cash or cash proceeds realized from Post Closing Chargeback Receipts and 50% of cash or cash proceeds realized from the Post Closing Chargeback Receipts in excess of $20 million and less than $30 million shall be paid promptly upon receipt by the Debtor Subsidiaries to Purchaser. The remaining 50% of cash or cash proceeds realized from the Post Closing Chargeback Receipts in excess of $20 million and less than $30 million and any Post Closing Chargeback Receipts in excess of $30 million shall be retained by the Debtor Subsidiaries. For purposes of this paragraph, Post Closing Chargeback Receipts which are able to be assigned to Purchaser and used by Purchaser for the purchase of inventory in the normal course without discount or impairment, shall be treated as cash and Purchaser shall purchase all such Post Closing Chargeback Receipts from Seller for cash at the full face amount thereof (it being understood that any such Post Closing Chargeback Receipts which are able to be used by Purchaser at a discount shall be purchased at such discounted value). The Debtor subsidiaries shall use their Reasonable Best Efforts to collect Post Closing Chargeback Receipts.

     6. Paragraph (c) of Section 2.2 of the Agreement shall be deleted in its entirety.

     7. Paragraph (d) of Section 2.2 of the Agreement shall be deleted in its entirety.

     8. Paragraph (n) of Section 2.3 of the Agreement shall be deleted and replaced in its entirety as follows:

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

          (n)  all Transferred Chargebacks; and.


     9. Paragraph (b) of Section 2.4 of the Agreement shall be deleted and replaced in its entirety as follows:.

          (b)  all Chargebacks other than Transferred Chargebacks;

     10. Section 2.4 of the Agreement shall be further amended by adding new clauses (f) and (g) thereto as follows:

          (f) all of Sellers' rights, title and interests in the real property located at 950 Grand, Beaumont, Texas; and

          (g) the OTC supply agreement between Fox Drug and Giant Eagle Inc.

     11. Item 1.A of the Schedule 2.4(b) to the Agreement shall be deleted in its entirety.

     12. Section 2.5 of the Agreement shall be deleted and replaced in its entirety as follows:

          Section 2.5 Assumed Liabilities. Subject to Section 2.6, effective as
                      -------------------
     of the Closing, Purchaser shall assume and pay, perform and discharge all debts, claims, liabilities, obligations, damages and expenses (collectively, the "Liabilities") of Sellers of every kind and nature,
                         -----------
     whether contingent, absolute, determined, indeterminable or otherwise, (i) incurred in the ordinary course of business or with the approval of the Bankruptcy Court since the Petition Date or (ii) listed on Schedule B to
                                                                ----------
     this First Amendment (collectively, the "Assumed Liabilities").
                                              -------------------
     Notwithstanding the foregoing, the Assumed Liabilities shall include (x) all Liabilities with respect to the Contracts being transferred to Purchaser hereunder (to the extent such Liabilities remain unsatisfied or are required to be performed on or after the Closing Date), including, without limitation, all cure amounts required to be paid under section 365(b) of the Bankruptcy Code for Contracts assumed and assigned to Purchaser, (y) subject to Section 12.14, all Liabilities excluding trade vendor claims of the Debtor Subsidiaries resulting from the rejection of any Contracts (other than Contracts with Employees), except as such claims may be limited or disallowed pursuant to section 502(b)(6) of the Bankruptcy Code, in accordance with the 365 Order or Section 12.14, and (z) except as otherwise specifically provided herein, all Liabilities with respect to Employees and Retirees.

     13.  A new Section 2.7 will be added to the Agreement as follows:

          Section 2.7  Assignment of Certain Obligations of Purchaser.  Subject
                       ----------------------------------------------
     to Purchaser's continuing obligations set forth in Section 13.15, Purchaser's right to purchase the Receivables of Sellers under Section 2.3(d) is assigned to and such Receivables shall be purchased by and conveyed to CGSFC and Purchaser's right to purchase (i) the Equipment under
     Section 2.3(a) and (ii) all of Sellers' rights, title and interests in the Owned Real Property and certain Leased Real Property, including all buildings located thereon, under Section 2.3(e) is assigned to and such Assets shall be purchased by and conveyed to MCPI.

     14. Paragraph (c) of Section 7.6 is hereby waived by Purchaser and shall be deleted and replaced in its entirety as follows:

          (c) An Administrative Agreement as described in the Motion of Debtors Pursuant to Bankruptcy Code Section 363 and Bankruptcy Rule 6004, Conditioned on Approval of Sale to McKesson Corporation, for Order Approving Terms of Transition Arrangement and Sublease of Real Property Thereunder, dated October 30, 1996 (the "Transition Arrangement Motion"), shall have been executed containing terms substantially similar to those described in the Transition Arrangement Motion.

     15.  Section 7.8 of the Agreement shall be deleted in its entirety.

     16. Section 8.7 of the Agreement shall be deleted and replaced in its entirety as follows:

          Section 8.7  Consent of GECC.  GECC shall have delivered to Fox Corp
                       ---------------
     and the Debtor Subsidiaries, its written consent with respect to the transactions contemplated by this Agreement, as amended by the First Amendment, which consent is being delivered simultaneously with the execution of the First Amendment. Each Fox Party acknowledges that GECC has expressly reserved its right to withhold its consent to any Alternative Transaction to the extent that the terms of such Alternative Transaction do not provide for the satisfaction in full in cash of the Obligations outstanding under the GECC Credit Agreement upon Closing.

     17. Section 8.8 of the Agreement shall be deleted and replaced in its entirety as follows:

          Section 8.8  Satisfaction of GECC Obligations.  As of the Closing or
                       --------------------------------
     simultaneously with the Closing: (a) all Obligations (as defined in the GECC Credit Agreement) shall have been satisfied in full by GECC's receipt of good funds by wire transfer (i) from Chase in the amount of all outstanding principal and accrued interest under the GECC Credit Agreement as of the Closing (or in the alternative, the delivery of the McKesson Note), (ii) from Purchaser in an amount necessary to satisfy all other outstanding Obligations under the GECC Credit Agreement as of the Closing, and (b) all Borrower Secured Obligations (as defined in the GECC Receivables Funding and Servicing Agreement) outstanding as of the Closing shall have been satisfied in full by GECC's receipt of good funds by wire transfer from Purchaser.

          18.  Section 9.1(f) of the Agreement shall be deleted in its entirety.

          19.  Section 9.2(d) of the Agreement shall be deleted in its entirety.

          20.  A new Section 10.4 of the Agreement shall be added as follows:

               10.4  Certain Tax Audits.  In the event of the commencement of
                     ------------------
          any Audit of Fox Corp or the Subsidiaries or any successor thereto that could potentially result in liability for Taxes for which Purchaser could be held liable as purchaser, transferee or otherwise, Fox Corp, the Subsidiaries, or any successor thereto, as the case may be, shall promptly provide written notification to Purchaser and shall allow Purchaser, at Purchaser's sole cost and expense, exclusively to control all matters relating to such Audit; provided, however, that
                                                      --------  -------
          Purchaser may not settle such Audit or any contest relating thereto without the prior written consent of Fox Corp and the Subsidiaries, which consent shall not be unreasonably withheld. Fox Corp, the Subsidiaries, and any successor thereto, as the case may be, shall take all action necessary to permit Purchaser to control such Audits, including, without limitation, executing any powers of attorney or other documents necessary, in Purchaser's sole judgment, to permit Purchaser to control such Audits. Fox Corp, the Subsidiaries, or any successor thereto, as applicable, shall be permitted to participate, at such corporations's own expense, in any such Audits.

          21. Section 12.1 of the Agreement shall be amended to add a new paragraph at the end of such section as follows:

                    Except as otherwise set forth in this Section 12.1, from time to time after the Closing Date, each of the Sellers shall, at the reasonable request of Purchaser, execute and deliver such other and further instruments of sale, assignment, transfer and conveyance as Purchaser may reasonably request in order to vest in Purchaser title to and to put Purchaser in possession of the Assets and to take all other actions and do all other things to the full extent contemplated by the 363 Order.

          22.   A new Section 12.14 shall be added to the Agreement as follows:

                    Section 12.14  Rejection of Contracts Designated by
                                   ------------------------------------
          Purchaser. Following the Closing, Sellers shall, upon written
          ---------
          notification by Purchaser, seek approval of the rejection of the Contracts (other than Contracts with Employees) designated by Purchaser to Sellers, by the Bankruptcy Court, pursuant to section 365 of the Bankruptcy Code. The Debtor Subsidiaries will use their Reasonable Best Efforts to assist Purchaser, if so reasonably requested, in the liquidation of claims before the Bankruptcy Court arising from the rejection of any Contracts (other than Contracts with Employees), as such claims may be limited or disallowed pursuant to section 502(b)(6) of the Bankruptcy Code, which liquidated amount shall be paid by Purchaser to the Debtor Subsidiaries. If requested by the Purchaser, the Debtor Subsidiaries shall then pay such liquidated rejection claim to the non-debtor party to the rejected Contract.

          23.  A new Section 12.15 shall be added to the Agreement as follows:

                    Section 12.15 License of Intellectual Property.  From and
                                  --------------------------------
          after the Closing, Purchaser grants to the Debtor Subsidiaries a royalty-free license to use the Intellectual Property set forth on Schedule C to this First Amendment for a reasonable period of time to
          ----------
          wind-down their remaining affairs after the Closing, including with respect to obtaining Post Closing Chargeback Receipts, and to close the Chapter 11 Cases.

          24.  A new section 12.16 will be added as follows:

                    Section 12.16  Assignment and Assumption of Contracts.  At
                                   --------------------------------------
          Purchaser's reasonable request after the Closing Date, the Debtor Subsidiaries will use their Reasonable Best Efforts to seek approval of the assumption and assignment of any Contract that was not previously assumed by the Debtor Subsidiaries and assigned to Purchaser, provided that Purchaser will pay any cure amount due upon such assignment. The Debtor Subsidiaries will also use their Reasonable Best Efforts to assist Purchaser, if so reasonably requested, in the liquidation of disputed Contract cure amounts before the Bankruptcy Court.

          25.   Miscellaneous.
                -------------

               (a)  Counterparts.  This First Amendment may be executed in
                    ------------
identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement.

               (b)  Headings.  Section headings used herein are for convenience
                    --------
of reference only, are not part of this First Amendment, and are not to be taken into consideration in interpreting this Amendment.

               (c)  Recitals.  The recitals set forth at the beginning of this
                    --------
First Amendment are true and correct, and such recitals are incorporated into and are a part of this First Amendment.

               (d)  Governing Law.  This First Amendment shall be governed by,
                    -------------
and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

               (e)  Conflict of Terms.  Except as specifically provided herein,
                    -----------------
the Agreement shall remain in full force and effect. In the event of any inconsistency between the provisions of this First Amendment and any provision of the Agreement, the terms and provisions of this First Amendment shall govern and control.

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

                                             "Purchaser"

                                             MCKESSON CORPORATION


                                             By:________________________________
                                                  Name:
                                                  Title:

                                             "Sellers"

                                             FOXMEYER CORPORATION


                                             By:________________________________
                                                  Name:
                                                  Title:

                                             FOXMEYER DRUG COMPANY


                                             By:________________________________
                                                  Name:
                                                  Title:

                                             HEALTH MART, INC.


                                             By:________________________________
                                                  Name:
                                                  Title:


                                             FOXMEYER SOFTWARE, INC.


                                             By:________________________________
                                                  Name:
                                                  Title:


                                             FOXMEYER FUNDING, INC.


                                             By:________________________________
                                                  Name:
                                                  Title:



                                             HEALTHCARE TRANSPORTATION
                                             SYSTEM, INC.


                                             By:________________________________
                                                  Name:
                                                  Title:

                                             MERCHANDISE COORDINATOR
                                             SERVICES CORPORATION


                                             By:________________________________
                                                  Name:
                                                  Title:



                                             FOXMEYER HEALTH CORPORATION


                                             By:________________________________
                                                  Name:
                                                  Title: